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                                                                      Exhibit 11

                Statement re Computation of Per Share Earnings


         Primary earnings per share are computed by dividing earnings available to common shares by the weighted average number of common and common equivalent shares outstanding during the period.

         For purposes of computing primary earnings per share, common equivalent shares include the average number of common shares issuable upon the exercise of all employee stock options and awards and outstanding employee stock subscriptions, if dilutive, less the common shares which could have been purchased at the average market price during the period, with the assumed proceeds, including "windfall" tax benefits, from the exercise of the options, awards and subscriptions.

         Fully-diluted earnings per share are computed by dividing the earnings available to common shares by the weighted average number of common shares, common equivalent shares and common shares assumed converted from potentially dilutive securities outstanding during the period. For purposes of computing fully-diluted earnings per share, common equivalent shares are computed on a basis comparable to that for primary earnings per share, except that common shares are assumed to be purchased at the market price at the end of the period, if dilutive.